Exhibit 99.1
GCI LIBERTY REPORTS
SECOND QUARTER 2018 FINANCIAL RESULTS

Englewood, Colorado, August 8, 2018 - GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today reported second quarter 2018 results. Highlights include(1):

•	Completed reincorporation of GCI Liberty into Delaware on May 10th, preferred stock dividend increased from 5% to 7% beginning July 16th

•	GCI (as defined below) operating income grew 41% and adjusted OIBDA(2) increased 3%

•	GCI Consumer revenue grew 2%

◦	Consumer Data revenue up 11% and Wireless revenue up 3% as revenue from top tier unlimited wireless and data customers continued to grow

◦	Sequential Consumer Wireless growth of 4,400 subscribers

•	GCI launched new billing system in early August

"GCI had a solid quarter while gaining operating efficiencies and expanding and improving coverage in Alaska," said Greg Maffei, GCI Liberty President and CEO. "During the quarter, we also raised $477 million of exchangeable senior debentures and reincorporated the company in Delaware."

Corporate Updates

On March 9, 2018, Liberty Interactive Corporation ("Liberty Interactive"), now known as Qurate Retail, Inc. ("Qurate Retail"), completed the series of transactions that effected the split-off of GCI Liberty, as described in more detail in GCI Liberty’s press release issued on March 9, 2018. GCI Liberty’s principal asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter") and Liberty Broadband Corporation, as well as its interest in LendingTree and subsidiary Evite. For accounting purposes herein, GCI is considered the acquired entity.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2018 to the same period in 2017.

Although GCI's results are only included in GCI Liberty's results beginning March 9, 2018, we believe discussion of the standalone results of GCI for all periods presented promotes a better understanding of the overall results of the business. The pro forma financial information presented herein was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. Additionally, the pro forma results include adjustments to the second quarter of 2017 for the impact of the new revenue recognition standard (ASC 606) to assist in the comparability of 2017 and 2018.

GCI

"This past week GCI launched a new billing platform that will transform the way we do business with customers," said GCI CEO, Ron Duncan. "Our entire company has been focused on the two-year project, and I’m pleased to report that the transition has gone smoothly. We know our customers will appreciate the new functionality that gives them better insight into their data usage, the ability to purchase more products and services online, and a simple, streamlined monthly bill.”

The following table provides GCI’s pro forma financial and operating results for the second quarter of 2017 and 2018.

(amounts in thousands, except operating metrics)	2Q17	2Q18	% Change
GCI Consolidated Pro Forma Financial Metrics
Revenue
Consumer	$106,306	$108,717	2%
Business	119,393	119,788	—%
Total Revenue	$225,699	$228,505	1%

Operating Income	$13,851	$19,521	41%
Operating Income Margin (%)	6.1%	8.5%	240	bps

Adjusted OIBDA(1)	$76,466	$78,535	3%
Adjusted OIBDA Margin(1) (%)	33.9%	34.4%	50	bps

GCI Consumer
Financial Metrics
Revenue
Wireless	$40,557	$41,935	3%
Data	35,418	39,243	11%
Video	24,937	22,150	(11)%
Voice	5,394	5,389	—%
Total Revenue	$106,306	$108,717	2%
Operating Metrics

Wireless Lines in Service(2)	201,200	200,900	—%
Data - Cable Modem Subscribers(3)	128,100	125,200	(2)%
Video
Basic Subscribers(4)	102,700	91,600	(11)%
Homes Passed	251,200	253,400	1%
Voice - Total Access Lines in Service(5)	51,700	47,800	(8)%

GCI Business
Financial Metrics
Revenue
Wireless	$29,738	$27,678	(7)%
Data	72,251	77,189	7%
Video	4,794	3,488	(27)%
Voice	12,610	11,433	(9)%
Total Revenue	$119,393	$119,788	—%
Operating Metrics
Wireless Lines in Service(2)	23,300	22,100	(5)%
Data - Cable Modem Subscribers(3)	10,000	9,200	(8)%
Voice - Total Access Lines in Service(5)	40,200	37,000	(8)%

1)	See reconciling schedule 1.

2)	A wireless line in service is defined as a revenue generating wireless device. On January 1, 2018, GCI transferred 600 small business wireless lines from Business to Consumer.

3)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. On January 1, 2018, GCI transferred 700 small business cable modem subscribers from Business to Consumer.

4)
A basic subscriber is defined as one basic tier of service delivered to an address or separate subunits thereof regardless of the number of outlets purchased. On January 1, 2018, GCI transferred 100 small business basic subscribers from Business to Consumer.

5)
A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network. On January 1, 2018, GCI transferred 1,600 small business local access lines from Business to Consumer.

Total revenue increased modestly in the second quarter, primarily driven by growth in GCI’s Consumer segment. Operating income and adjusted OIBDA(2) increased in the second quarter of 2018. Year over year comparability was affected by a $5 million rural health care (“RHC”) write off in the second quarter of 2017 which did not recur in the second quarter of 2018. Excluding this item, operating income remained relatively flat and adjusted OIBDA(2) decreased slightly on a year over year basis, driven by lower GCI Business revenue partially offset by continued customer migration from lower margin products to higher margin products.

GCI receives support from each of various Universal Service Fund ("USF") programs: high cost, low income, rural health care, and schools and libraries. The USF Rural Health Care Program (“RHC Program") subsidizes the rates for services provided to rural health care providers. On March 15, 2018, the Universal Service Administrative Co. ("USAC") announced that the funding request for the year that runs July 1, 2017 through June 30, 2018 (the "2017 funding year") exceeded the federal funding available for the RHC Program. On June 25, 2018, the FCC issued an order resulting in an increase of the annual RHC Program funding cap from $400 to $571 million and applied it to the 2017 funding year. As a result, funding is available to pay in full any approved funding for the 2017 funding year. The FCC also determined that it would annually adjust the RHC Program funding cap for inflation and carry-forward unused funds from past funding years for use in future funding years. Due to the ongoing USAC review of GCI's rural rates, which has caused a continuing delay of support payments for the 2017 funding year, GCI has maintained a total net reduction of approximately $6 million to the RHC receivable. GCI may need to further reduce the RHC Program support receivable as we continue to work with the FCC on the rate review.

GCI Consumer
GCI Consumer revenue increased in the second quarter to $109 million. Sequential subscriber changes from the first quarter to the second quarter meaningfully improved in 2018, compared to the same period in 2017. Improvements were led by wireless, where GCI grew 4,400 consumer subscribers in the second quarter of 2018 compared to 2,500 in the same period in 2017. The second quarter is traditionally a strong season for GCI in wireless, due to an inflow of workers and visitors into the state beginning in the late spring.

GCI Business
Revenue from GCI business was flat in the second quarter. Excluding the 2017 RHC write-off, revenue decreased primarily due to decreases in lower margin products such as voice, video and time and materials revenue.

Capital Expenditures
Year to date, GCI has spent $66 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related to wireless network improvements, fiber and Hybrid Fiber Coax improvements and GCI's new billing system. GCI's capital expenditures for 2018 are expected to be approximately $170 million.

Share Repurchases
On March 9, 2018, the board of directors authorized a share repurchase program for $650 million of GCI Liberty Class A and Class B common stock, which was reapproved by the board on June 25, 2018 (following the reincorporation) with respect to GCI Liberty's Series A and Series B common stock. There were no repurchases of GCI Liberty common stock from May 1, 2018 through July 31, 2018.

FOOTNOTES

1)
GCI Liberty’s President and CEO, Greg Maffei, will discuss these highlights and other matters on GCI Liberty's earnings conference call which will begin at 5:00 p.m. (E.D.T.) on August 8, 2018. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

GCI LIBERTY GAAP FINANCIAL METRICS

(amounts in thousands)	2Q17	2Q18
Revenue
GCI Holdings(1)	$—	$227,781
Corporate and other	6,177	5,709
Total GCI Liberty Revenue	$6,177	$233,490

Operating Income
GCI Holdings(1)	$—	$10,424
Corporate and other	(11,617)	(11,017)
Total GCI Liberty Operating Income	$(11,617)	$(593)

Adjusted OIBDA
GCI Holdings(1)	$—	$78,915
Corporate and other	(6,922)	(7,191)
Total GCI Liberty Adjusted OIBDA	$(6,922)	$71,724

(1)
GCI Holdings pro forma financial statements differ from GCI Holdings GAAP financial statements due to the impact of purchase accounting, including deferred revenue adjustments, depreciation and amortization of intangible and tangible assets and other adjustments.

NOTES
The following financial information with respect to GCI Liberty's investments in equity securities and equity affiliates is intended to supplement GCI Liberty's consolidated statements of operations which are included in its Form 10-Q for the three months ended March 31, 2018 and June 30, 2018.

Fair Value of Public Holdings

(amounts in millions)	3/31/2018	6/30/2018
Charter(1)	$1,668	$1,571
Liberty Broadband(1)	3,657	3,232
LendingTree(2)	1,058	689
Total	$6,383	$5,492

(1)
Represents fair value of the investments in Charter and Liberty Broadband. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

(2)
Represents fair value of the investment in LendingTree. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the balance sheet of GCI Liberty at $112 million and $117 million at March 31, 2018 and June 30, 2018, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2018		6/30/2018
Cash:
GCI Holdings	$46	(15,000,000)	$31
Corporate and other	357		737
Total GCI Liberty Consolidated Cash	$403	365,000,000	$768

Debt:
Senior Notes	$775		$775
Senior Credit Facility	667		666
Capital Leases and Other(1)	152		148
Total GCI Holdings Debt	$1,594	(5,000,000)	$1,589

Margin Loan	$1,000		$1,000
1.75% Exchangeable Senior Debentures due 2046	—		477
Total Corporate Level Debt	$1,000		$1,477

Total GCI Liberty Debt	$2,594	472,000,000	$3,066
Premium on debt and deferred financing fees	28		42
Capital leases and tower obligation (excluded from GAAP Debt)	(144)		(140)
Total GCI Liberty Debt (GAAP)	$2,478		$2,968

Other Financial Obligations:
Indemnification Obligation(2)	$253		$85
Preferred Stock(3)	175		175

GCI Leverage(4)	4.9x		4.9x

(1)	Includes the Wells Fargo Note Payable and current and long-term obligations under capital leases and communication tower obligations.

(2)
Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.

(3)
Preferred shares have 21-year term, 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The preferred stock is considered a liability for GAAP purposes.

(4)	As defined in GCI's credit agreement.

On June 18, 2018, GCI Liberty closed a private offering for $477.25 million of 1.75% exchangeable senior debentures due 2046. Approximately 1.3 million shares of Charter Class A common stock are attributable to the debentures. Initially, 2.6989 shares of Charter Class A common stock are attributable to each $1,000 original principal amount of debentures, representing an initial exchange price of $370.52 for each share of Charter Class A common stock. GCI Liberty used the net proceeds of the offering (1) to make indemnification payments to LI LLC, a direct, wholly-owned subsidiary of Qurate Retail, pursuant to GCI Liberty’s indemnification agreement with LI LLC and Qurate Retail, in connection with any of LI LLC’s Charter exchangeable debentures that may be repurchased by LI LLC in privately negotiated transactions, by tender offer or in other purchase transactions (GCI Liberty made an indemnification payment of approximately $133 million in cash to LI LLC pursuant to the indemnification agreement in the second quarter) and (2) for general corporate purposes, which may include repayment of GCI

Liberty’s outstanding indebtedness.

GCI Liberty cash increased by $365 million in the second quarter driven by the private offering of 1.75% exchangeable senior debentures due 2046, partially offset by the indemnification payment made to Qurate Retail. GCI Liberty debt increased by $472 million primarily due to the aforementioned exchangeable offering, net of $5 million of existing debt repayment at GCI. GCI cash decreased by $15 million in the second quarter due to debt pay downs, capital expenditures and interest payments.

Pursuant to an indemnification agreement, GCI Liberty has agreed to indemnify LI LLC for certain payments made to a holder of LI LLC's Charter exchangeable debentures. Each of Qurate Retail and LI LLC will use commercially reasonable efforts to purchase, in one or more privately negotiated transactions, a tender offer or other purchase transactions (each, a "Purchase Offer"), the outstanding Charter exchangeable debentures, on terms and conditions (including maximum offer price) reasonably acceptable to GCI Liberty, by September 9, 2018. GCI Liberty will indemnify LI LLC for the difference between the purchase price of any Charter exchangeable debenture purchased pursuant to a Purchase Offer and the cash delivered in the March 9, 2018 reattribution with respect to each such purchased debenture, net of any tax benefits associated with early extinguishment of such purchased debenture (the "Repurchase Indemnity"). In June 2018, Qurate Retail repurchased $418 million of the Charter exchangeable debentures for approximately $457 million, including accrued interest, and GCI Liberty made an indemnification payment to Qurate Retail of $133 million. As of June 30, 2018, $322 million principal amount of the Charter exchangeable debentures remain outstanding.

After September 9, 2018, GCI Liberty continues to be obligated to indemnify LI LLC with respect to the Charter exchangeable debentures for any payments made to any holder that exercises its exchange right on or before the put/call date of October 2023 (the "Exchange Indemnity"). Such payment amount will equal the difference between the exchange value and par value of the Charter exchangeable debentures at the time the exchange occurs. The Exchange Indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures pro forma for the repurchases discussed above. GCI Liberty's Exchange Indemnity obligation and the number of shares subject to the negative pledge will be ratably reduced with respect to any Charter exchangeable debentures repurchased by LI LLC in connection with the Repurchase Indemnity. The indemnification obligation is valued pursuant to the terms of the Exchange Indemnity.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBP) President and CEO, Greg Maffei, will discuss GCI Liberty's earnings release on a conference call which will begin at 5:00 p.m. (E.D.T.) on August 8, 2018. The call can be accessed by dialing (800) 281-7973 or (323) 794-2093, passcode 6601919, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.gciliberty.com/events. Links to this press release and replays of the call will also be available on GCI Liberty's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, matters relating to the Universal Service Administrative Company and Rural Health Care program, future capital expenditures, statements about the Purchase Offers and indemnification by GCI Liberty, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to GCI Liberty, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recent Form 10-K and Form 10-Q, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for GCI Liberty (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. GCI Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. GCI Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

GCI Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, GCI Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s pro forma adjusted OIBDA to its pro forma operating income for the three months ended June 30, 2017 and June 30, 2018, respectively. The pro forma financial information presented below was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. Additionally, the pro forma results include adjustments to the second quarter of 2017 for the impact of the new revenue recognition standard (ASC 606) to assist in the comparability of 2017 and 2018.

GCI HOLDINGS PRO FORMA ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	2Q17	2Q18
GCI Holdings
Adjusted OIBDA	$76,466	$78,535
Depreciation and amortization	(58,458)	(57,347)
Stock compensation expense	(4,157)	(1,667)
Operating Income	$13,851	$19,521

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for GCI Liberty to operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2017 and June 30, 2018, respectively.

GCI LIBERTY ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	2Q17	2Q18
GCI Liberty
GCI Liberty Adjusted OIBDA
GCI Holdings	$—	$78,915
Corporate and other	(6,922)	(7,191)

Consolidated GCI Liberty adjusted OIBDA	$(6,922)	$71,724
Stock-based compensation	(3,873)	(7,929)
Depreciation and amortization	(822)	(64,388)
GCI Liberty Operating Income	$(11,617)	$(593)

GCI LIBERTY, INC. AND SUBSIDIARIES
BALANCE SHEET INFORMATION
(unaudited)

	June 30,	December 31,
	2018	2017
	Amounts in thousands, except share amounts
Assets
Current assets:
Cash and cash equivalents	$767,873	573,210
Trade and other receivables, net of allowance for doubtful accounts of $1,915 thousand and $0, respectively	225,820	6,803
Current portion of tax sharing receivable	28,551	—
Other current assets	37,146	1,265
Total current assets	1,059,390	581,278
Investments in equity securities	1,574,212	1,803,064
Investments in affiliates, accounted for using the equity method	121,880	114,655
Investment in Liberty Broadband measured at fair value	3,231,869	3,634,786

Property and equipment, net	1,200,050	624
Intangible assets not subject to amortization
Goodwill	957,972	25,569
Cable certificates	370,000	—
Wireless licenses	190,000	—
Other	16,525	4,000
	1,534,497	29,569
Intangible assets subject to amortization, net	492,318	4,237
Tax sharing receivable	82,485	—
Other assets, at cost, net of accumulated amortization	47,396	4,000
Total assets	$9,344,097	6,172,213

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$104,290	718
Deferred revenue	31,628	—
Other current liabilities	52,153	9,747
Total current liabilities	188,071	10,465
Long-term debt, net	2,965,504	—
Obligations under capital leases and tower obligation, excluding current portion	128,692	—
Long-term deferred revenue	64,744	130
Deferred income tax liabilities	882,257	643,426
Taxes payable	—	1,198,315
Preferred stock	174,973	—
Indemnification obligation	84,921	—
Other liabilities	51,063	95,841
Total liabilities	4,540,225	1,948,177

Equity
Stockholders’ equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 104,564,844 shares at June 30, 2018	1,046	—
Series B common stock, $.01 par value. Authorized 20,000,000 shares; issued and outstanding 4,444,127 shares at June 30, 2018	44	—
Series C common stock, $.01 par value. Authorized 1,040,000,000 shares; no issued and outstanding shares at June 30, 2018	—	—
Parent's investment	—	2,305,440
Additional paid-in capital	3,367,534	—
Accumulated other comprehensive earnings (loss), net of taxes	(13,118)	—
Retained earnings	1,441,199	1,914,963
Total stockholders' equity	4,796,705	4,220,403
Non-controlling interests	7,167	3,633
Total equity	4,803,872	4,224,036
Commitments and contingencies
Total liabilities and equity	$9,344,097	6,172,213

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF OPERATIONS INFORMATION
(unaudited)

	Three Months Ended
	June 30,
	2018	2017
	Amounts in thousands, except per share amounts
Revenue	$233,490	6,177
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	69,294	2,838
Selling, general and administrative, including stock-based compensation	100,401	14,134
Depreciation and amortization expense	64,388	822
	234,083	17,794
Operating income (loss)	(593)	(11,617)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(35,442)	(5)
Share of earnings (losses) of affiliates, net	10,350	1,600
Realized and unrealized gains (losses) on financial instruments, net	(428,356)	60,449
Other, net	(1,845)	541
	(455,293)	62,585
Earnings (loss) before income taxes	(455,886)	50,968
Income tax (expense) benefit	152,406	(19,367)
Net earnings (loss)	(303,480)	31,601
Less net earnings (loss) attributable to the non-controlling interests	(154)	(1)
Net earnings (loss) attributable to GCI Liberty, Inc. shareholders	$(303,326)	31,602
Basic net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$(2.82)	0.29
Diluted net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$(2.82)	0.29

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Six Months Ended
	June 30,
	2018	2017
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$(474,211)	482,255
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	80,409	1,575
Stock-based compensation expense	13,165	6,599
Share of (earnings) losses of affiliates, net	(7,858)	(3,323)
Realized and unrealized (gains) losses on financial instruments, net	499,837	(798,001)
Deferred income tax expense (benefit)	(97,203)	296,846
Intergroup tax payments	—	155,480
Other, net	3,377	539
Change in operating assets and liabilities:
Current and other assets	(38,681)	1,150
Payables and other liabilities	68,562	2,301
Net cash provided (used) by operating activities	47,397	145,421
Cash flows from investing activities:
GCI Holdings cash and restricted cash acquired in consolidation	147,958	—
Capital expended for property and equipment	(40,303)	(1,751)
Purchases of investments	—	(76,815)
Sales of investments	—	1,606
Net cash provided (used) by investing activities	107,655	(76,960)
Cash flows from financing activities:
Borrowings of debt	1,477,250	—
Repayment of debt, capital lease, and tower obligations	(84,971)	—
Contributions from (distributions to) parent, net	(1,124,660)	(70,624)
Distribution to non-controlling interests	(3,273)	—
Indemnification payment to Qurate Retail	(132,725)	—
Derivative payments	(80,001)	—
Other financing activities, net	(11,973)	(325)
Net cash provided (used) by financing activities	39,647	(70,949)
Net increase (decrease) in cash, cash equivalents and restricted cash	194,699	(2,488)
Cash, cash equivalents and restricted cash at beginning of period	574,148	488,127
Cash, cash equivalents and restricted cash at end of period	$768,847	485,639